Exhibit 99.1

Artilium Group Limited

Independent auditors report to the members of Artilium Group Limited

Opinion

We have audited the financial statements of Artilium Group Limited (the ‘parent company’) and its subsidiaries (the ‘group’) for the year ended 30 June 2018 which comprise the Consolidated Income Statement, the Consolidated Statement of Comprehensive Income, the Consolidated and Parent Company Statements of Financial Position, the Consolidated and Parent Company Statements of Changes in Equity, the Consolidated and Parent Company Statements of Cash Flows and notes to the financial statements, including a summary of significant accounting policies. The financial reporting framework that has been applied in their preparation is applicable law and International Financial Reporting Standards (IFRSs) as adopted by the European Union and, as regards the parent company financial statements, as applied in accordance with the provisions of the Companies Act 2006.

In our opinion:

•	the financial statements give a true and fair view of the state of the group’s and of the parent company’s affairs as at 30 June 2018 and of the group’s and parent company’s loss for the year then ended;

•	the group financial statements have been properly prepared in accordance with IFRSs as adopted by the European Union;

•	the parent company financial statements have been prepared in accordance with IFRSs as adopted by the European Union and as applied in accordance with the provisions of the Companies Act 2006; and

•	the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.

Separate opinion in relation to IFRSs as issued by the IASB

The group, in addition to complying with its legal requirement to apply IFRSs as adopted by the European Union, has also applied IFRSs as issued by the International Accounting Standards Board (IASB).

In our opinion the financial statements give a true and fair view of the financial position of the group as at 30 June 2018 and of its consolidated financial performance and its cash flows for the year then ended in accordance with IFRSs as issued by the IASB.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Group and Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Conclusions relating to going concern

We have nothing to report in respect of the following matters in relation to which the ISAs (UK) require us to report to you where:

•	the directors’ use of the going concern basis of accounting in the preparation of the financial statements is not appropriate; or

•	the directors have not disclosed in the financial statements any identified material uncertainties that may cast significant doubt about the group’s or the parent company’s ability to continue to adopt the going concern basis of accounting for a period of at least twelve months from the date when the financial statements are authorised for issue.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Independent auditors report to the members of Artilium Group Limited

Other information

The other information comprises the information included in the Annual Report, other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Opinions on other matters prescribed by the Companies Act 2006

In our opinion, based on the work undertaken in the course of the audit:

•	the information given in the strategic report and the directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements; and

•	the strategic report and the directors’ report have been prepared in accordance with applicable legal requirements.

Matters on which we are required to report by exception

In the light of the knowledge and understanding of the group and the parent company and its environment obtained in the course of the audit, we have not identified material misstatements in the strategic report or the directors’ report.

We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion:

•	adequate accounting records have not been kept, or returns adequate for our audit have not been received from branches not visited by us; or

•	the parent company financial statements are not in agreement with the accounting records and returns; or

•	certain disclosures of directors’ remuneration specified by law are not made; or

•	we have not received all the information and explanations we require for our audit.

Responsibilities of directors

As explained more fully in the directors’ responsibilities statement the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Independent auditors report to the members of Artilium Group Limited

In preparing the financial statements, the directors are responsible for assessing the group’s and the parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council’s website at: http://www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor’s report.

Use of our report

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone, other than the company and the company's members as a body, for our audit work, for this report, or for the opinions we have formed.

David Thompson (Senior Statutory Auditor)	1 Westferry Circus
For and on behalf of PKF Littlejohn LLP	Canary Wharf
Statutory Auditor	London E14 4HD

7 November 2018

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Consolidated income statement

Year ended 30 June 2018

	Notes	2018	2017
		Eur’000	Eur’000

Continuing Operations
Revenue	4	16,240	10,453
Cost of sales		(7,216)	(2,716)
Gross profit		9,024	7,737
Depreciation and amortisation	13,15	(1,934)	(1,768)
Administrative expenses before redundancy costs, depreciation and amortisation		(8,799)	(7,413)
Redundancy costs	8	(299)	(227)
Administrative expenses		(9,098)	(7,640)
Operating loss		(2,008)	(1,671)
Finance costs	7	(250)	(324)
Loss before tax		(2,258)	(1,995)
Tax credit	10	283	235
Loss for the year from continuing operations	5	(1,975)	(1,760)
Basic & diluted earnings per share in euro-cents from continuing operations	11	(0.58)	(0.58)

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Consolidated statement of comprehensive income

Year ended 30 June 2018

	2018	2017
	Eur’000	Eur’000

Loss for the year	(1,975)	(1,760)
Other comprehensive income for the year:
Items that may be reclassified subsequently to profit or loss
Exchange differences on translation	(133)	187
Change in fair value of available for sale financial assets	3,430	-
Total comprehensive income for the year attributable to owners of the parent	1,322	(1,573)

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Registered number: 03904535

Consolidated statement of financial position

As at 30 June 2018

	Notes	2018	2017
		Eur’000	Eur’000

Non-current assets
Goodwill	12	18,516	17,127
Other intangible assets	13	5,176	3,812
Property, plant and equipment	15	395	533
Available-for-sale financial assets	17	6,848	-
Other receivables	19	-	1,000
		30,935	22,472
Current assets
Inventories	18	79	84
Trade and other receivables	19	3,447	2,434
Cash and cash equivalents		1,457	2,863
		4,983	5,381
Total assets		35,918	27,853
Non-current liabilities
Deferred tax liabilities	20	911	385
Bank loans	22	14	20
Other loans	23	250	750
Other liabilities		151	100
		1,326	1,255
Current liabilities
Trade and other payables	21	8,190	7,801
Bank loans	22	164	85
Other loans	23	500	1,308
		8,854	9,194
Total liabilities		10,180	10,449

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Consolidated statement of financial position (continued)

As at 30 June 2018

		2018	2017
	Notes	Eur’000	Eur’000

Equity attributable to owners of the parent
Share capital	24	22,925	20,267
Share premium		50,317	47,480
Shares to be issued		1,500	125
Merger relief reserve		1,488	1,488
Capital redemption reserve		6,503	6,503
Translation reserve		(2,289)	(2,156)
Own shares	26	(2,336)	(2,336)
Share-based payment reserve		142	-
Available-for-sale reserve		3,430	-
Retained deficit		(55,942)	(53,967)
Total equity		25,738	17,404
Total liabilities and equity		35,918	27,853

The financial statements were approved by the Board of Directors and authorised for issue on 7 November 2018. They were signed on its behalf by:

Jan Paul Menke

Director

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Consolidated statement of changes in equity

Year ended 30 June 2018

	Share capital	Share premium	Shares to be issued	Merger relief reserve	Capital redemption reserve	Translation reserve	Own shares	Available-for-sale reserve	Share-based payment reserve	Retained deficit	Total
	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000

Balance at 1 July 2016	19,601	47,379	-	1,488	6,503	(2,343)	(2,336)	-	-	(52,207)	18,085

Nominal value of shares issued	666	-	-	-	-	-	-	-	-	-	666
Premium arising on issue of shares	-	101	-	-	-	-	-	-	-	-	101
Total transactions with owners, recognized directly in equity	666	101	125	-	-	-	-	-	-	-	892
Loss for the year	-	-	-	-	-	-	-	-	-	(1,760)	(1,760)
Other comprehensive income - currency translation differences	-	-	-	-	-	187	-	-	-	-	187
Total comprehensive income for the year	-	-	-	-	-	187	-	-	-	(1,760)	(1,573)
Balance at 30 June 2017	20,267	47,480	125	1,488	6,503	(2,156)	(2,336)	-	-	(53,967)	17,404

Nominal value of shares issued and to be issued	2,658	-	625	-	-	-	-	-	-	-	3,283
Premium arising on issue of shares and shares to be issued	-	2,837	875	-	-	-	-	-	-	-	3,712
Movement in shares to be issued	-	-	(125)	-	-	-	-	-	-	-	(125)
Share options granted	-	-	-	-	-	-	-	-	142	-	142
Total transactions with owners, recognized directly in equity	2,658	2,837	1,375	-	-	-	-	-	142	-	7,012
Loss for the year	-	-	-	-	-	-	-	-	-	(1,975)	(1,975)
Other comprehensive income - currency translation differences	-	-	-	-	-	(133)	-	-	-	-	(133)
Other comprehensive income - change in fair value of available-for-sale financial assets	-	-	-	-	-	-	-	3,430	-	-	3,430
Total comprehensive income for the year	-	-	-	-	-	(133)	-	3,430	-	(1,975)	1,322
Balance at 30 June 2018	22,925	50,317	1,500	1,488	6,503	(2,289)	(2,336)	3,430	142	(55,942)	25,738

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Consolidated cash flow statement

Year ended 30 June 2018

	Notes	2018	2017
		Eur’000	Eur’000

Net cash generated from/(used in) operating activities	275	(29)	3,858
Investing activities
Acquisition of subsidiaries, net of cash acquired	14	(2,000)	87
Purchase of intangible assets		(116)	(155)
Purchase of property, plant and equipment	15	(21)	(206)
Loans advanced	23	-	(1,000)
Repayment of loans		1,000	-
Net cash used in investing activities		(1,137)	(1,274)
Financing activities
Proceeds from issue of ordinary shares		1,245	-
New borrowings/loans received		160	1,751
Interest paid		(250)	(312)
Repayment of borrowings		(1,395)	(1,582)
Net cash (used in)/generated from financing activities		(240)	(143)
Net increase/(decrease) in cash and cash equivalents		(1,406)	2,441
Cash and cash equivalents at beginning of year		2,863	422
Cash and cash equivalents at end of year		1,457	2,863

Non-cash transactions

The principal non-cash transactions comprise the shares to be issued as part consideration for the acquisition of Interactive Digital Media GmbH (note 14) and the share exchange with the Pareteum Corporation (note 17).

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

1.	General information

Artilium Group Limited is a Company incorporated in the United Kingdom. The address of the registered office is given on page 1. The nature of the Group’s operations and its principal activities are set out in the Strategic report and Directors’ report on pages 5 to 9. The Group’s principal place of business is Belgium, Germany and the Netherlands. The ultimate parent Company of the Group is the Pareteum Corporation.

The consolidated financial statements were authorised for issue by the Board of Directors on 7 November 2018.

Standards adopted early by the Group

The Group has not adopted any standards or interpretations early in either the current or the preceding financial year.

New and amended standards and interpretations

Standards and interpretations effective in the current period but with no significant impact

No new standards and amendments to standards and interpretations effective for annual periods beginning on or after 1 July 2017 have had a material impact on the Group.

New and amended standards issued but not yet effective for the financial year beginning 1 July 2017 and not early adopted

Standard	Effective Date
IFRS 9	Financial Instruments	1 January 2018
IFRS 15	Revenue from Contracts with Customers	1 January 2018
IFRS 16	Leases	1 January 2019
Annual Improvements	2014-2016 Cycle	1 January 2018
IFRS 2 (amendments)	Classification and Measurement of Share-based Payment Transactions	1 January 2018
Annual Improvements	2015-2017 Cycle	*Not yet determined

*Subject to EU endorsement

IFRS 9 and IFRS 15 are expected to be effective for the year ended 30 June 2019, with IFRS 16 expected to be effective for the year ended 30 June 2020. The impact of IFRS 9 is being assessed by management, with the main impact likely to arise from the expected credit loss model although the financial effect is not expected to be significant. The impact of IFRS 15 has been assessed by management given the number of different revenue streams, and in connection with current new contracts which have a duration exceeding the date of IFRS 15 adoption. Although the assessment is ongoing, the work undertaken to date has not highlighted any potentially material adjustments. The impact of IFRS 16 has not yet been fully assessed.

Functional and presentation currency

The individual financial statements of each company within the Group is presented in the currency of the primary economic environment in which it operates (its functional currency). The consolidated financial statements are presented in EUR in order to reflect the economic substance the Group operates in (see also accounting policies - Note 2). These financial statements are presented in round thousand Euros.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

2.	Significant accounting policies

Basis of preparation

The financial statements have been prepared in accordance with IFRSs adopted by the European Union (EU) and the Companies Act 2006 that applies to companies reporting under IFRS as adopted by the EU and IFRIC interpretations. The group, in addition to complying with its legal requirement to apply IFRSs as adopted by the European Union, has also prepared the financial statements in accordance with IFRSs as issued by the International Accounting Standards Board (IASB).

The financial statements have been prepared on the historical cost basis as modified by available-for-sale financial assets at fair value through other comprehensive income. The principal accounting policies adopted are set out below.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or conformity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 3.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and the entities controlled by the Company (its subsidiaries) made up to 30 June each year. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The results of the subsidiaries acquired are included in the consolidated income statement from the effective date of acquisition. They are deconsolidated from the date that control ceases.

Where necessary, adjustments are made to the financial statements of the subsidiary to bring the accounting policies used into line with those used by the Group. Inter-company transactions and balances between group companies are eliminated.

Business combinations

The acquisition of subsidiaries is accounted for using the acquisition method. The consideration of the acquisition is measured at the aggregate of the fair values, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 Business Combinations are recognised at their fair value at the acquisition date

Goodwill arising from a business combination is determined as the difference between (I) the consideration transferred plus the amount of any non-controlling interest plus the fair value of any previously held equity interest in the acquiree, and (II) the net of the acquisition-date fair values of the identifiable assets acquired and liabilities assumed. If, after reassessment, the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities exceeds the cost of the business combination, the excess is recognised immediately in profit or loss. Expenses incurred as part of a business combination are immediately expensed to the income statement. The consideration transferred includes the fair value of any liability resulting from a contingent consideration arrangement.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

2.	Significant accounting policies (continued)

Goodwill

Goodwill that arises from the acquisition of subsidiaries is presented as part of non-current assets in the statement of financial position. Goodwill is initially recognised as an asset measured at cost.

Goodwill is not amortised but tested for impairment. For the purpose of this impairment testing, goodwill is allocated to the Group’s cash-generating units expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognised for goodwill is not reversed in a subsequent period. On disposal of a subsidiary the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods and services provided in the normal course of business, net of discounts, VAT and other sales-related taxes.

Revenue from platform services arises from the sale of proprietary software, professional services, the re-sale of third party hardware and software, and after sale maintenance contracts.

Where the outcome of a contract can be estimated reliably, revenue and costs related to the sale of proprietary software and professional services are recognised by reference to the stage of completion on the contract activity at the reporting date. This is measured by the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs.

When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognised as an expense immediately.

Sale of third party hardware and software is recognised when the goods are delivered and title has passed.

Maintenance revenue is recognised proportionally over the support term included in the platform contract.

Revenue from the sale of software licences is recognised when the following criteria are met:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred;
•	the vendor’s fee is fixed or determinable; and
•	collectability is probable.

Perpetual licence fees are spread over the duration of the contract.

Subscriber fees are recognised as earned.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

2.	Significant accounting policies (continued)

Leasing

Assets held under finance leases are recognised as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the statement of financial position as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability.

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Rentals payable under operating leases are charged to profit or loss on a straight-line basis over the term of the relevant lease.

Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight line basis over the lease term.

Foreign currencies

The individual financial statements of each Group company is presented in Euro, being the currency of the primary economic environment in which it operates (its functional currency), except for the parent Company and Artilium UK Limited whose functional currency is sterling. The consolidated financial statements are presented in Euro.

In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing on the dates of the transactions. At each reporting date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are included in profit or loss for the period. Exchange differences arising on the retranslation of non-monetary items carried at fair value are included in profit or loss for the period except for differences arising on the retranslation of non-monetary items in respect of which gains and losses are recognised directly in other comprehensive income and recognised in the ‘Translation Reserve’ in equity.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in Other Comprehensive Income and transferred to the Group’s translation reserve. Such translation differences are recognised as income or as an expense in the period in which the operation is disposed of.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. Exchange differences arising are recognised in Other Comprehensive Income.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

2.	Significant accounting policies (continued)

Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

Taxation

The tax credit represents the sum of current and deferred tax.

The current tax is based on taxable profit or loss for the year. Taxable profit or loss differs from net profit or loss as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are recognised on all taxable temporary differences with certain specific exceptions and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. However deferred tax assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly in other comprehensive income or equity, in which case the deferred tax is also dealt with in other comprehensive income or equity, respectively.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

2.	Significant accounting policies (continued)

Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any recognised impairment loss.

Depreciation is charged so as to write off the cost of assets over their estimated useful lives, using the straight-line method, on the following bases per annum:

Leasehold improvements	10%
Fixtures and equipment	20%-33%

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, over the term of the relevant lease.

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

The Directors consider the reasonableness of the useful economic life and residual value estimates on an annual basis.

Assets under construction

Assets under construction are recognized for all intangible assets which are in process of development. Assets under development are measured at the amount of cash or cash equivalents paid or the fair value of any consideration given during the time of construction. No depreciation is recognized during period of commissioning. Assets under development are impaired whenever there are indications that an impairment loss may have occurred.  When the asset is available for use it will be transferred to its appropriate classification, depending on the nature of the asset.

Other intangible assets

Acquired computer software licenses are capitalised on the basis of the costs incurred to acquire and install the specific software. Customer portfolios and computer software acquired in a business combination that qualify for separate recognition are recognised as intangible assets at their fair value at the acquisition date.

Intangible assets acquired in a business combination and recognised separately from goodwill are initially recognised at their fair value at the acquisition date (which is regarded as their cost). Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortisation and accumulated impairment losses.

All intangible assets are accounted for using the cost model whereby capitalised costs are amortised on a straight-line basis over their estimated useful lives, as these assets are considered finite. Residual values and useful lives are reviewed at each reporting date. In addition, they are subject to impairment testing. The following estimated useful lives are applied:

Software: 3 years

Customer portfolios: 5 years

Amortisation has been included within the heading depreciation and amortisation in the Income Statement. Subsequent expenditures on the maintenance of computer software are expensed as incurred. When an intangible asset is disposed of, the gain or loss on disposal is determined as the difference between the proceeds and the carrying amount of the asset, and is recognised in profit or loss within other income or other expenses.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

2.	Significant accounting policies (continued)

Impairment of tangible and intangible assets excluding goodwill

At each reporting date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the smallest cash-generating unit to which the asset belongs. An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately. No reversal of impairment losses took place in the year.

Software development costs

Software development costs are capitalised as an intangible asset included within other intangible assets, provided that the following criteria are demonstrated:

•	the technical feasibility of completing the intangible asset so it will be available for use or sale;
•	the intention to complete the intangible asset for use or sale;
•	the ability to use or sell the intangible asset;
•	how the intangible asset will generate future economic benefits;
•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and
•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The costs are capitalised from the date that the above criteria are satisfied and are amortised once the intangible asset has been completed and either brought into use or released for sale. The costs will be amortised over the expected economic life of the intangible asset being three years, and included within administrative expenses. If the above criteria are not demonstrated the development costs are expensed as they are incurred. In most cases these recognition criteria are not met.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

2.	Significant accounting policies (continued)

Financial instruments

Financial assets and financial liabilities are recognised in the Group’s statement of financial position when the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognised from the statement of financial position when the Group’s contractual rights to the cash flows expire or the Group transfers substantially all the risks and rewards of the financial asset. Financial liabilities are derecognised from the Group’s statement of financial position when the obligation specified in the contract is discharged or cancelled or expires.

Financial assets

The Group classifies its financial assets in the following categories: loans and receivables and available-for-sale. The classification depends on the purpose for which the financial assets were acquired.

All financial assets (loans and receivables, trade and other receivables and cash and cash equivalents) are recognised and derecognised on trade date. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. The purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the timeframe established by the market concerned. The purchase or sale of a financial asset is initially measured at fair value, plus transaction costs.

Effective interest method

The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees on amounts paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. Investments are initially measured and subsequently carried at fair value. Changes in fair value are recognised in other comprehensive income.

Trade and other receivables

Trade and other receivables are recognised initially at fair value, and are subsequently measured at amortised cost using the effective interest rate method. A provision for impairment is made where there is objective evidence (including customers with financial difficulties or in default on payments) that amounts will not be recovered in accordance with the original terms of the agreement. A provision for impairment is established when the carrying value of the receivable exceeds the present value of the future cash flow discounted using the original effective interest rate. The carrying value of the receivable is reduced through the use of an allowance account and any impairment loss is recognised in the income statement.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

2.	Significant accounting policies (continued)

Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the first-in, first-out (FIFO) method. Net realisable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.

Financial liabilities and equity

Financial liabilities (trade and other payables, bank and other loans) and equity instruments are classified according to the substance of the contractual arrangements entered into. The Group's financial liabilities include borrowings and trade and other payables. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

Borrowings

Interest-bearing loans and overdrafts are recorded initially at their fair value, net of direct transaction costs. Such instruments are subsequently carried at their amortised cost and finance charges, including premiums payable on settlement or redemption, are recognised in the income statement over the term of the instrument using an effective rate of interest.

Trade and other payables

Trade and other payables are initially measured at fair value, and are subsequently measured at amortised cost, using the effective interest rate method. The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating the interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period.

Share-based payments

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight line basis over the vesting period, based on the Group’s estimate of the shares that will eventually vest and adjusted for the effect of non-market based vesting conditions. Equity-settled share-based payments are recognised as an expense in the income statement with a corresponding credit to ‘share-based payment reserve’.

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

Exceptional items

Exceptional items, principally comprising redundancy costs, are disclosed separately in the financial statements where it is necessary to do so to provide further understanding of the financial performance of the Group. They are material items of expense that have been shown separately due to the significance of their nature or amount.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

2.	Significant accounting policies (continued)

Equity

Equity reserves comprise:

Share capital

Share capital represents the nominal value of shares that have been issued.

Share premium account

Share premium includes any premiums received on issue of share capital. Any transaction costs associated with the issuing of shares are deducted from share premium, net of any related income tax benefits.

Merger relief reserve

The merger relief reserve includes any premium on issue of share capital as part or all of the consideration in a business combination, where more than 90% of the issued share capital of the acquiree is obtained.

Capital redemption reserve

On 22 December 2005 the Company bought back all of its issued deferred share capital comprising 900,447 shares with a nominal value of £4.99 each for a total consideration of 1 pence. The effect of this transaction was to reduce issued share capital by €6,503,000 and create a capital redemption reserve of the same amount.

Share-based payment reserve

The share-based payment transaction reserve is used to recognise the value of equity-settled share-based payment transactions provided to the Directors, including key management personnel, as part of their remuneration. Refer to Note 6 for further details.

Translation reserve

The foreign-currency translation reserve is used to record exchange differences arising from the translation of Sterling £ for Artilium Group Limited and Artilium Limited to the presentation currency of Euro.

Own shares

Own shares represent the cost of shares in Artilium Group Limited purchased and held by the Artilium Group Limited Employee Benefit Trust to satisfy options and share awards under the Group’s Employee Share Schemes.

Available-for-sale reserve

The available-for-sale reserve represents the cumulative change in fair value of available-for-sale financial assets.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

3.	Critical accounting judgements and key sources of estimation uncertainty

Critical judgements in applying the Group’s accounting policies

In the process of applying the Group’s accounting policies, which are described in Note 2, management has made the following judgements that have a significant effect on the amounts recognised in the financial statements (apart from those involving estimations, which are dealt with below).

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Recognition of deferred tax assets

The extent to which deferred tax assets can be recognised is based on an assessment of the probability of the Group’s future taxable income against which the deferred tax assets can be utilised. In addition, significant judgement is required in assessing the impact of any legal or economic limits or uncertainties in various tax jurisdictions.

Going concern

The directors have adopted the going concern basis in preparing the consolidated financial statements, having carried out a going concern review. Given the nature of the Group and the way in which business is managed, cash flow forecasts have been prepared for the Group's four principal cash generating units, Artilium NV, United Telecom NV, Comsys and Interactive Digital Media.

United Telecom NV

The directors have prepared and reviewed cash flow forecasts from the date of the financial statements approval to the end of December 2019. Due to the nature of the Company's customer base, contracted income and cost base the directors do not consider there to be a material uncertainty in relation to the amount of revenue that the company will generate, or costs that it will incur. This is supported by the historic experience of forecasting within the United Telecom NV business.

Artilium NV

A most likely scenario cash flow forecast has been prepared from the date of the accounts approval to end of December 2019. In carrying out the review the Directors have had to make significant assumptions about the revenue that will be generated in that period, together with the timing of that additional revenue.

The Group has now secured 73% (€3.3m) of its expected revenue per the worst case scenario forecast, the remaining revenue for the forecast period is a combination of expected recurring revenue included within concluded contracts and proposals to existing and new customers based on the directors' assessment of the likelihood of winning these on a project by project basis, revenue has only been included in the forecasts where the directors are at least 80% certain that the revenue will be secured. Therefore the directors would like to highlight that 27% (€1.2m) of forecast revenue per the worst case scenario is not committed or contracted.

Comsys

The directors have prepared and reviewed cash flow forecasts from the date of the financial statements approval to end of December 2019. The directors do not consider there to be a material uncertainty in relation to the amount of revenue that the company will generate, or costs that it will incur. This is supported by historic data and experience of forecasting within the Comsys business.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

3.	Critical accounting judgements and key sources of estimation uncertainty (continued)

Critical judgements in applying the Group’s accounting policies (continued)

Going concern (continued)

Interactive Digital Media

The directors have prepared and reviewed cash flow forecasts from the date of the financial statements approval to end of December 2019. The directors do not consider there to be a material uncertainty in relation to the amount of revenue that the company will generate, which is supported by historic experience of recurring SMS traffic and customer retention.

As disclosed in the Strategic Report and Note 31 to the financial statements, the Group was acquired by the Pareteum Corporation on 28 September 2018, following which the Parent Company cancelled trading of its shares on the AIM market of the London Stock Exchange on 2 October 2018. As such this source of new funds is no longer available to the Group. Based upon the forecast results and financial position of the Group over the going concern period, the Group may require financial support and resources from its parent undertaking. The Directors have made enquiries of the Directors of its parent undertaking regarding their willingness and ability to provide such financial support and have no reason to believe this will not be available, if required.

Having regard to the trading and cashflow projections of the Group for at least the next twelve months, together with the additional financing arrangements referred to above, the Directors are satisfied that the Group will be able to continue in operational existence for the foreseeable future. Therefore they continue to adopt the going concern basis of accounting in preparing the financial statements.

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the reporting date, that have a risk of causing an adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Carrying value of long-term assets

The Directors have carried out impairment tests on the carrying value of the Group’s intangible assets and goodwill and concluded that these assets are not impaired. In arriving at this conclusion the Directors have used value-in-use calculations and made assumptions about revenue and gross margins in the near and longer term, together with the discount rate (notes 12 and 13).

Allowance for doubtful debts

The Directors have carried out an assessment on the recoverability of trade receivables and concluded on a value of the provision required. In arriving at this conclusion the Directors have used their knowledge of their customer base, the market condition and the age of the outstanding receivables.

Estimated value and life of intangible assets acquired in a business combination (note 14)

Useful lives are based on industry standards and historical experience which are subjected to yearly evaluation. Management review other intangible assets at each reporting date to determine whether there are any indications of impairment. If any such indication exists, an estimate of the recoverable amount is performed, and an impairment loss is recognised to the extent that the carrying amount exceeds the recoverable amount. The Directors have reviewed the estimated value and do not consider any impairment to be necessary.

Separately identifiable intangible assets recognised in a business combination, comprising software and customer portfolios, is based upon the Directors’ knowledge and attribution of value to the acquired entity. These calculations require the use of estimates.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

4.	Segmental information

Segment reporting

The Group identifies four reportable segments with different economic characteristics. The four reportable segments reflect the level at which the Group’s Chief Operating Decision Maker (“CODM”) reviews the financial performance of the business and makes decisions about the allocation of resources and other operational matters. The reportable segments are equal to the operating segments.

The four reportable segments “Artilium”, “United Telecom”, “Comsys” and “IDM” correspond with the four principal trading activities of the Group, together with their geographical location.

Artilium provides advanced mobile telecommunications software to network operators and enablers (managed services providers, systems integrators etc). Its core product is its ARTA Mobile Applications Platform which enables network operators to open networks to third party developers and launch new services which feature elements from the telecoms and web environments.

The business of United Telecom consists of rendering telecom services to the Belgium corporate and consumer market as well as the development and sale of advanced “carrier grade” shared services for telecom service providers (including fixed, mobile and VOIP).

Comsys is a specialist in interactive telephony services and provides telecommunication products, solutions and hosted services in the converging arena of IN, 3G, SIP and VOIP networks for mobile and fixed line telephone operators, MVNOs and contact centres.

In line with the Group’s internal reporting framework and management structure, the key strategic and operating decisions are made by the Board of Directors which is considered to be the CODM. The CODM reviews on a regular basis the following financial key data of each segment:

•	Revenue;
•	Recurring adjusted EBITDA = Operating result before depreciation, amortization, impairment of assets and non-recurring expenses;
•	Recurring EBIT = Operating result before interests and taxes less non-recurring expenses;
•	Non-recurring items;
•	Segment profit/loss.

The accounting principles applied to the operating segments are the same as those described in note 2.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

4.	Segmental information (continued)

An analysis of the Group’s result is as follows:

Refer to note 9 for a reconciliation of the operating result and net result to the adjusted EBITDA and above for the definition of the adjusted EBITDA.

Refer to ‘Principal activities’ within the strategic report for a description of revenue by type.

	Artilium		United Telecom		Comsys		IDM		Total
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000	Eur’000
Revenue	3,903	4,148	4,547	4,128	2,070	2,177	5,720	-	16,240	10,453

Adjusted EBITDA	(357)	251	319	(60)	234	188	288	-	484	379
Depreciation, amortisation and impairments	(323)	(118)	(527)	(844)	(968)	(861)	(375)	-	(2,193)	(1,823)

Recurring EBIT	(680)	133	(208)	(904)	(734)	(673)	(87)	-	(1,709)	(1,444)

Non-recurring items	(269)	(144)	(20)	(73)	(10)	(10)	-	-	(299)	(228)
Redundancy costs	(269)	(144)	(20)	(73)	(10)	(10)	-	-	(299)	(228)

EBIT	(949)	(11)	(228)	(977)	(744)	(683)	(87)	-	(2,008)	(1,672)

Interest expense/other finance expense	(82)	(135)	(82)	(121)	(82)	(68)	(3)	-	(250)	(324)
Income tax	3	(7)	87	66	167	177	26	-	283	236

Segment loss	(1,028)	(154)	(223)	(1,032)	(659)	(574)	(64)	-	(1,975)	(1,760)

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

4.	Segmental information (continued)

An analysis of the Group’s assets and liabilities is as follows (all amounts are EUR’000):

	Artilium		United Telecom		Comsys		IDM		Total
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Total segment assets (Eur‘000)	26,977	25,444	2,082	1,185	942	1,224	5,917	-	35,918	27,853
Total segment liabilities (Eur’000)	4,216	3,976	2,375	4,429	1,161	1,975	2,428	-	10,180	10,380

All assets and liabilities of the Group are allocated to the operating segments. Segment assets and liabilities are presented before intersegment balances. Intersegment sales and transfers are registered at arm’s length as if the sales and transfers were executed with third parties.

Geographical information

The Group revenue and location of non-current assets is derived from and located in mainland Europe. An analysis by geographical destination is as follows:

	2018		2017
	Revenues	Non-current assets	Revenues	Non-current assets
	Eur’000	Eur’000	Eur’000	Eur’000
Belgium	8,750	5,002	7,698	5,514
UK	-	10,571	11	10,571
Holland	2,070	4,468	1,765	5,387
Germany	5,720	4,046	6	-
Austria	-	-	757	-
Australia	-	-	44	-
Sweden	-	-	157	-
America	-	-	6	-
Hong Kong	-	-	8	-
Total	16,540	24,087	10,452	21,472

Information about major customers

14% of the consolidated revenue is generated by sales to an external customer within the segment “Artilium” (22% for the year ended 30 June 2017). There are no other sales to single external customers exceeding 10% of the consolidated revenue.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

5.	Operating loss

Loss for the year has been arrived at after charging/(crediting):

	2018	2017
	Eur’000	Eur’000
Operating lease rentals – land and buildings & other	56	46
Depreciation of property, plant and equipment	182	144
Amortisation of intangible assets	1,752	1,624
Staff costs	4,934	4,306
Employee benefits	112	98

Reconciliation of operating loss before redundancy costs is provided below:

	2018	2017
	Eur’000	Eur’000

Operating loss	(2,008)	(1,671)
Redundancy costs	299	227
Operating loss before redundancy costs	(1,709)	(1,444)

A detailed analysis of auditors’ remuneration on a worldwide basis is provided below:

	2018	2017
	Eur’000	Eur’000

- Fees payable to the Company’s auditors and its associates for the audit of the Company and consolidated annual financial statements	42	42
- the audit of the Company’s subsidiaries pursuant to legislation	45	45
Total audit fees	87	87
- Other services (*)	33	22
Total non-audit fees	33	22

(*) Other services relate to the auditor’s review of the half-yearly interim financial information and other audit related assurance services.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

6.	Staff costs

The average monthly number of employees was:

	2018	2017
	Number	Number
Administrative and development	84	73
	Eur’000	Eur’000
Their aggregate remuneration comprised:
Wages and salaries	3,926	3,426
Social security costs	862	752
Employee benefits	112	98
Other pension costs	146	128
Total included within administrative expenses	5,046	4,404

Remuneration of directors

The remuneration of directors is €0.4 million (2017: €0.3 million). The only key management personnel are the directors.

	Eur’000	Eur’000
Their aggregate remuneration comprised:
Aggregate emoluments and fees	448	343
Gains made on the exercise of share options	-	-
Other pension costs	-	-
Total included within administrative expenses	448	343

The remuneration of the highest paid director was €218,000 (2017: €218,000).

7.	Finance costs

	2018	2017
	Eur’000	Eur’000

Interest on bank loans	14	16
Interest on other loans and other finance costs	236	308
	250	324

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

8.	Redundancy costs

	2018	2017
	Eur’000	Eur’000

Redundancy costs	299	227
	299	227

The redundancy costs for the years ended 30 June 2018 and 2017 relates to severance packages for personnel and contractors that were made redundant, or have had the terms of their redundancy communicated to them.

9.	Reconciling table net result, operating result-adjusted EBITDA

	2018	2017
	Eur’000	Eur’000

Loss for the year from continuing operations	(1,975)	(1,760)
Tax credit	(283)	(235)
Finance costs	250	324
Operating loss	(2,008)	(1,671)
Redundancy costs	299	227
Depreciation and amortisation	1,934	1,768
Impairment of receivables	258	56
Adjusted EBITDA	483	380

Artilium defines adjusted EBITDA as operating result before interests, taxes, depreciation and impairments of property, plant and equipment and client’s receivables and amortization and impairments of intangible assets.

10.	Tax

	2018	2017
	Eur’000	Eur’000
Analysis of taxation credit for the year:
Current tax:
UK tax	-	-
Overseas tax	(91)	-
Total current tax	(91)	-
Deferred tax:
Origination and reversal of temporary differences	374	235
Total deferred tax	374	235
Total taxation credit in the income statement	283	235

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

10.	Tax (continued)

The credit for the year can be reconciled to the loss per the income statement as follows:

	2018	2017
	Eur’000	Eur’000

Loss before tax from continuing operations	(2,258)	(1,995)

Tax credit at the weighted average of domestic rates applicable to losses of taxable entities in the countries concerned (2018: 26%) (2017: 28%)	(587)	(559)
Effects of:
Expenses not deductible for tax purposes	84	135
Tax losses brought forward utilised in the year	(348)	(302)
Tax losses carried forward unutilised in the year	404	470
Other timing differences	164	21
Total taxation credit	(283)	(235)

11.	Earnings per share

	2018	2017
	Eur’000	Eur’000

Loss from continuing operations for the purposes of basic & diluted loss per share being net losses attributable to equity holders of the parent	(1,975)	(1,760)

	No.	No.
Number of shares
Weighted average number of ordinary shares
for the purposes of basic & diluted loss per share	338,691,051	304,597,997

	2018	2017
Basic and diluted earnings per share is calculated as follows:
Loss for the year attributable to the equity shareholders of the Company (Eur’000)	(1,975)	(1,760)
Basic and diluted earnings per share (Euro cent)	(0.58)	(0.58)

There is no difference between the basic and diluted earnings per share as the effect of the exercise of share options and the issue of shares in connection with the IDM acquisition would be to decrease the loss per share.

Details of share options that could potentially dilute earnings per share in future periods is set out in note 25.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

12.	Goodwill

Eur’000

Cost
At 1 July 2017	17,127
Acquisitions through business combinations (note 14)	1,389
At 30 June 2018	18,516
Carrying amount
At 1 July 2017	17,127
At 30 June 2018	18,516

No goodwill is expected to be deductible for tax purposes.

The goodwill balance is allocated to the cash-generating units United Telecom (€3.1 million), Artilium (€10.6 million), Comsys (including Livecom International) (€3.4 million) and Interactive Digital Media (€1.4 million).

The Directors have carried out impairment tests on the carrying value of the Group’s intangible assets and goodwill and concluded that these assets are not impaired. In arriving at this conclusion the Directors have used value-in-use calculations and made assumptions about revenue and gross margins in the near and longer term. The Directors consider that the assumptions made are appropriate and are satisfied that the Group’s non-current assets are not impaired.

Allocation of goodwill to cash-generating units

For the purpose of impairment testing the Group as a whole is considered as four cash-generating units because of the way it is structured, managed and measured by management. The Group tests goodwill and other intangible assets annually for impairment or more frequently if there are indications that it might be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is initially allocated to reduce the carrying amount of any goodwill. The cash generating units are Artilium NV, United Telecom NV, Comsys and Interactive Digital Media.

Artilium NV

The goodwill arising on acquisition of Artilium NV amounts to €10.6 million and was tested for impairment. Cash flows for the impairment tests have been formally forecast and management approved for five years and a terminal value has been calculated for the years beyond that. The terminal value is based on the average over the five year net cash flow forecast to perpetuity using a pre-tax discount rate of 16% (2017: 16%), which is considered appropriate for the Company. The discount rate would need to increase to more than 18.8% for the goodwill to be impaired (2017:19.9%). The growth rate factor used in perpetuity in the discounted cash flow model is estimated to be 2.5% (2017:2.5%) in line with long-term forecasts for economic growth expected in Belgium, which is the company's principal market. The sales growth rate used during the five year forecast is estimated to be 5%-10% per annum (2017:5%-10%) based on management’s best estimate of the market opportunities and the existing pipeline opportunities. Based on these assumptions the recoverable amount exceeds the carrying amount by €3.1 million (2017: €1.7 million). If the net present value of forecast future cash flows decreased by 22% (2017: 14%) the recoverable amount will be less than the carrying amount. The headroom is sensitive to reasonably possible changes in the key assumptions, particularly the forecast sales growth rate.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

12.	Goodwill (continued)

The Group’s cost base is forecast to increase at the rate of 2% (2017:2%) per annum for the five year forecast period. This is based on management’s historic experience of cost increases, and the forecast increases in revenue.

United Telecom NV

The goodwill arising on acquisition of United Telecom on 27 June 2012 amounts to €3.155 million and was tested for impairment. Cash flows for the acquired business, for the purpose of the impairment test, have been formally forecast and management approved for five years and a terminal value has been calculated for the years beyond that. The terminal value is based on the average over the five year net cash-flow forecast for perpetuity using a pre-tax discount rate of 16% (2017:16%) which is considered appropriate for the company. The discount rate would need to increase to more than 23.5% for the goodwill to be impaired (2017:18.9%). The growth rate factor used in perpetuity in the discounted cash flow model is estimated to be 2.5% in line with long-term forecasts for economic growth expected in Belgium as this is the company's principal market. The sales growth rate used during the five year forecast is estimated to be 5%-10% per annum based on management’s best estimate of the market opportunities. Based on these assumptions the recoverable amount exceeds the carrying amount of the goodwill and identified intangible assets by €2.2 million. If the net present value of forecast future cash flows decreased by 31% (2017:11%) the recoverable amount will be less than the carrying amount. The headroom is sensitive to reasonably possible changes in the key assumptions, particularly the forecast sales growth rate.

Comsys

The goodwill arising on acquisition of Comsys on 25 September 2015 and Livecom on 1 January 2016 amounts to €3.4 million and was tested for impairment. Cash flows for the acquired business, for the purpose of the impairment test, have been formally forecast and management approved for five years and a terminal value has been calculated for the years beyond that. The terminal value is based on the average over the five year net cash-flow forecast for perpetuity using a pre-tax discount rate of 16% (2017:16%) which is considered appropriate for the company. The discount rate would need to increase to more than 18% for the goodwill to be impaired. The growth rate factor used in perpetuity in the discounted cash flow model is estimated to be 2.5% in line with long-term forecasts for economic growth expected in the Netherlands, which is the company's principal market. The sales growth rate used during the five year forecast is estimated to be 10% per annum based on management’s best estimate of the market opportunities. Based on these assumptions the recoverable amount exceeds the carrying amount of the goodwill and identified intangible assets by €1.7 million. The headroom is sensitive to reasonably possible changes in the key assumptions, particularly the forecast sales growth rate.

Interactive Digital Media GmbH

The goodwill arising on acquisition of IDM in January 2018 amounts to €1.4 million and was tested for impairment. Cash flows for the acquired entity, for the purpose of the impairment test, have been formally forecast and management approved for five years and a terminal value has been calculated for the years beyond that. The pre-tax discount rate is 16% per annum and sales growth rate is 10% per annum. Based on these assumptions, the recoverable amount exceeds the carrying amount of the goodwill and intangible assets. The headroom is not sensitive to reasonably possible changes in the key assumptions.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

13.	Other intangible assets

	Assets under construction	Telecommunications software platform	Customer portfolio	Other software	Total
	Eur'000	Eur'000	Eur'000	Eur'000	Eur'000

Cost
At 1 July 2016	331	5,040	5,372	1,691	12,434
Asset acquisitions	20	-	250	10	280
Acquired through business combinations	-	-	756	115	871
Transfer to other software	(351)	-	-	351	-
At 30 June 2017	-	5,040	6,378	2,167	13,585
Additions	-	-	-	116	116
Acquired through business combinations	-	-	2,000	1,000	3,000
At 30 June 2018	-	5,040	8,378	3,283	16,701
Amortisation
At 1 July 2016	-	5,040	2,715	394	8,149
Charge in period	-	-	1,092	532	1,624
At 30 June 2017	-	5,040	3,807	926	9,773
Charge in period	-	-	838	914	1,752
At 30 June 2018	-	5,040	4,645	1,840	11,525
Carrying amount
At 30 June 2018	-	-	3,733	1,443	5,176
At 30 June 2017	-	-	2,571	1,241	3,812
At 1 July 2016	331	-	2,657	1,297	4,285

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

14.	Business Combinations

Interactive Digital Media GmbH (“IDM”)

On 16 January 2018 Artilium Group Limited acquired 100% of the share capital of IDM and thereby obtained 100% of the voting power. Registered in Germany, IDM is focussed on providing enterprise messaging and communication, cost efficient SMS wholesale and application-to-person SMS hubbing directly to internet OTT clients. Its customers include MNOs, as well as large corporates.

As a result of the acquisition, the Group is expecting to benefit from access to IDM’s customer base and proprietary software, together with access to its suppliers, which include MNOs, MVNOs and MVNEs.

The following summarises the details about the acquisition.

Consideration transferred

Eur’000
Cash	2,000
Options and/or equity instruments	1,500
Total consideration	3,500

In order to satisfy the consideration amount of €1,500,000, the vendor has the right to one of the following:

•	a total of 11,110,138 options to receive fully paid up shares, exercisable at nil cost; or
•	a total of 19,045,998 options exercisable at 5 pence each; or
•	a total of 11,110,138 ordinary shares; or
•	any other consideration agreed between both parties to ensure an amount of €1,500,000.

The excess of consideration paid over net assets acquired, amounting to €3 million, has been attributed to the fair value of the customer/supplier base and software acquired, including deferred taxation at 30%.

Assets acquired and liabilities recognized at date of acquisition

Eur’000
Intangible assets acquired software	1,000
Intangible assets customer portfolio	2,000
Total non-current assets	3,000

Other net current assets	11
Deferred tax liabilities	(900)
Identifiable net assets	2,111

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

14.	Business Combinations (continued)

Software with a fair value of €1 million was identified and separately recognised. The fair value of the acquired software was calculated on an estimated replacement cost basis.

Customer and supplier portfolios with a fair value of €2 million was identified and separately recognised. The fair value of the acquired portfolio was calculated on a direct cash flow method.

Goodwill arising on acquisition

Eur’000
Consideration transferred	3,500
Less fair value of identifiable net assets acquired	(2,111)
Goodwill arising on acquisition	1,389

None of the goodwill recognised is expected to be deductible for income tax purposes.

The revenue included in the Consolidated Income Statement since 16 January 2018 contributed by IDM was €5,720,000. IDM reported a profit of €194,000 over the same period.

15.	Property, Plant and Equipment

		Fixtures
	Leasehold	and
	improvements	equipment	Total
	Eur’000	Eur’000	Eur’000

Cost
At 1 July 2016	98	950	1,048
Additions	-	206	206
At 30 June 2017	98	1,156	1,254
Additions	-	21	21
Acquired through business combinations	-	23	23
At 30 June 2018	98	1,200	1,298
Accumulated depreciation
At 1 July 2016	78	499	577
Charge for the year	2	142	144
At 30 June 2017	80	641	721
Charge for the year	18	164	182
At 30 June 2018	98	805	903
Carrying amount
At 30 June 2018	-	395	395
At 30 June 2017	18	515	533
At 1 July 2016	20	451	471

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

16.	Subsidiaries

Details of the Company’s subsidiaries at 30 June 2018 are as follows:

	Place of incorporation ownership (or registration) and operation	Proportion of ownership interest and voting power held	Method used to account for investment	Principal activity

Artilium N.V	**Belgium	100%	Acquisition accounting	Telecom
United Telecom N.V	***Belgium	100%	Acquisition accounting	Telecom
Speak Up BVBA	***Belgium	100%	Acquisition accounting	Dormant
Talking Sense BVBA	***Belgium	100%	Acquisition accounting	Telecom
Ello Mobile BVBA	***Belgium	100%	Acquisition accounting	Telecom
Wbase Comm. V	**Belgium	100%	Acquisition accounting	Telecom
Artilium UK Limited	*UK	100%	Acquisition accounting	Telecom
Artilium Trustee Company Limited	*UK	100%	Acquisition accounting	Dormant
Comsys Telecom & Media BV	****The Netherlands	100%	Acquisition Accounting	Telecom
Comsys Connect BV	****The Netherlands	100%	Acquisition accounting	Telecom
Portalis BV	****The Netherlands	100%	Acquisition accounting	Telecom
Livecom International BV	****The Netherlands	100%	Acquisition accounting	Telecom
Comsys Connect GMBH	**** Germany	100%	Acquisition accounting	Telecom
Comsys Connect AG	**** Switzerland	100%	Acquisition accounting	Telecom
United Telecom BV	****The Netherlands	100%	Acquisition accounting	Telecom
Interactive Digital Media GmbH	***** Germany	100%	Acquisition accounting	Telecom
Artilium GMBH	**** Germany	50%	Acquisition accounting	Telecom

Unless otherwise stated all ownership relates to ordinary share capital.

* registered office address is Rosenblatt Solicitors, 9-13 St Andrew Street, London EC4A 3AF, United Kingdom.

** registered office address is Vaartdijkstraat 19, B-8200 Brugge, Belgium.

*** registered office address is Wingepark 5B, B-3110 Rotselaar, Belgium.

**** registered office address is Laan Blusse van Oud Alblas 2a, 3769 AT Soesterberg, The Netherlands.

***** registered office address is Maria-Goeppert Str 7, 23562 Lübeck, Germany

Artilium GmbH was newly incorporated during the year. Artilium NV owns 50% of Artilium GmbH with the remaining shares owned equally by two individuals with 25% each. The Group has control over Artilium GmbH by virtue of its board representation, rights to acquire the shares of the other shareholders and the power to appoint a chairman to the supervisory board (with a casting vote if the remaining two shareholders collude and vote against the Group). No non-controlling interest has been recognised during the year or at the year end based upon current forecasts for Artilium GmbH and the other shareholders are not obligated to make good any losses.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

17.	Available-for-sale financial assets

	2018	2017
	Eur’000	Eur’000

At 1 July	-	-
Additions	3,418	-
Net gains transfer to equity	3,430	-
At 30 June	6,848	-

Non-current portion	6,848	-
Available-for-sale financial assets comprises the following:
Listed securities - US	6,848	-

Available-for-sale financial assets are denominated in US dollars and valued under Level 1 of the fair value hierarchy based on a quoted market price in an active market.

On 16 October 2017, the Group entered into a Strategic Alliance with the Pareteum Corporation, a New York Stock Exchange listed entity. In accordance with that Alliance, both parties entered into a share exchange agreement whereby the Company issued new ordinary shares in exchange for 3,200,332 common shares in the Pareteum Corporation at a notional price of $1.26 each.

18.	Inventories

	2018	2017
	Eur’000	Eur’000

Goods for resale	79	84

Inventories consist of Aculab boards and mobile simcards for resale to clients. The value of the inventories is based on the cost of purchase excluding VAT, and stated at the lower of cost and resale value.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

19.	Trade and other receivables

	2018	2017
	Eur’000	Eur’000

Amounts receivable for the sale of goods and services	3,426	2,159
Allowance for doubtful debts	(505)	(247)
	2,921	1,912
Other receivables	281	1,263
Accrued income	245	259
	3,447	3,434
Less non-current portion	-	(1,000)
Current portion	3,447	2,434

Amounts receivable for the sale of goods and services are all denominated in Euros.

The Directors consider that the carrying amount of trade and other receivables above approximates to their fair value. The average credit period taken on sales of goods is 87 days (2017: 67 days). No interest is charged on receivables.

Included within trade and other receivables is an amount of €360,000 (2017: €338,000) in respect of amounts that were past due at 30 June, but not impaired. The Group believes that the balances are ultimately recoverable based on a review of past payment history and the credit quality of those customers.

The ageing analysis of past due but not impaired receivables are shown below:

	2018	2017
	Eur’000	Eur’000

Up to three months	360	338

The Group holds no collateral against these receivables at the reporting date.

As at 30 June 2017 €505,000 of trade receivables were impaired (2017: €247,000). This allowance is specific and has been determined by reference to the age of the debt or where amounts are in dispute on a customer by customer basis. To the extent they have not been specifically provided against, the trade receivables are considered to be of sound credit rating. The ageing analysis of the allowance for doubtful debts is as follows:

	2018	2017
	Eur’000	Eur’000

Up to three months	-	-
Up to six months	-	-
Older than six months	505	247
	505	247

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

19.	Trade and other receivables (continued)

Movement in the Group’s allowance for doubtful debt is as follows:

	2018	2017
	Eur’000	Eur’000

Opening balance as at 1 July	247	1,136
Usage for allowance for doubtful debt	-	(895)
Receivables provided for during the year	258	6
Closing balance as at 30 June	505	247

20.	Deferred tax

The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting period.

Total
Eur’000

At 1 July 2016	(485)
Acquired through business combinations - liabilities	(296)
Acquired through business combinations - assets	161
Credit to income statement	235
At 30 June 2017	(385)
Acquired through business combinations - liabilities	(900)
Credit to income statement	374
At 30 June 2018	(911)

	2018	2017
	Eur’000	Eur’000

Timing differences and tax losses	388	-
Fair value adjustments on business combinations intangible assets	(1,299)	(385)
	(911)	(385)

At the reporting date, the Group has UK unused tax losses (comprising non-trade loan relationships and excess management expenses) of approximately €13,979,000 (2017: €14,686,000). No deferred tax asset has been recognised in respect of these items due to insufficient evidence of future available profits in the immediate future in the UK. The value of the deferred tax asset not recognized on the tax losses at 17% is €2,376,000 (2017: €2,937,000).

At the reporting date, the Group has Belgium tax losses carried forward of approximately €6,000,000 (2017: €8,565,000). No deferred tax asset has been recognised in respect of this due to insufficient evidence of future available profits in the immediate future. The value of the deferred tax asset not recognized on the tax losses is €2,040,000 (2017: €2,911,000).

At the reporting date, the Group has Dutch tax losses carried forward of approximately €2,100,000 (2017: €1,508,000). No deferred tax asset has been recognised. The value of the deferred tax asset not recognized on the tax losses is €420,000 (2017: €301,000).

Deferred tax liabilities of €1,299,000 (2017: €385,000) relate to intangible assets recognized from business combinations for customer portfolios and software.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

21.	Trade and other payables

	2018	2017
	Eur’000	Eur’000

Trade payables	2,374	1,210
Accruals	321	451
Other payables	1,792	1,244
Deferred income	3,703	4,896
	8,190	7,801

Trade payables and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. The Directors consider that the carrying amount of trade payables approximates to their fair value.

22.	Bank Loans

	2018	2017
	Eur’000	Eur’000

Due within one year	164	85
Due after more than one year	14	20
	178	105

The different bank loans are mainly secured on the trade receivables of the Group. One unsecured loan with an outstanding amount of €160,000 is repayable in 12 months on a monthly basis. Interest rates are fixed at 2% per annum respectively and are market conforming. The carrying amount approximates to fair values because of the short maturity of these loans.

23.	Other loans

	2018	2017
	Eur’000	Eur’000

Due within one year	500	1,308
Due after more than one year	250	750
	750	2,058

Other loans comprise loans from third parties at interest rates of between 7.5% and 10% and are repayable as follow:

€100,000 (repayable within one year)

€400,000 (repayable August 2018)

€250,000 (repayable between 2 to 5 years at €120,000 per annum)

On 28 August 2017 Artilium NV entered into an agreement with GIG Technology NV (“GIG NV”) and its parent undertaking, Green IT Globe Holding S.C.S (“GIG Holdings”), to replace the original loan agreement entered into on 18 July 2016. Under the original agreement, the Group had issued a loan note to Green IT Globe NV (which subsequently merged with GIG NV) for €1,000,000 which was financed by loans to the Group from external investors for an equal amount. Under the new agreement, the loan to GIG NV was assigned to GIG Holdings and converted into share capital of that entity. The Group in turn entered into agreements with the external investors dated 12 September 2017 to repay their loans using the shares of GIG Holdings.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

24.	Share capital

	2018	2017
	Eur’000	Eur’000

Issued and fully paid ordinary shares:
354,891,582 (2017:307,583,545) ordinary shares of 5p each	22,925	20,267
Deferred ordinary shares:
Authorised:
900,447 (2017: 900,447) deferred ordinary shares of £4.99 each	6,503	6,503

	2018	2017
	No. ’000	No. ’000
Fully paid ordinary shares:
Balance at beginning of financial year	307,583	297,853
Issued during the year	47,308	9,730
Issued and fully paid at end of financial year	354,891	307,583

Fully paid ordinary shares carry one vote per share and carry the rights to dividends.

The Company has issued the following shares during the financial year:

•	4,403,718 on 2 August 2017 in settlement of liabilities for director and employee services
•	1,601,315 on 2 August 2017 in settlement of liabilities
•	27,695,177 on 16 October 2017 under the share exchange agreement with the Pareteum Corporation
•	11,485,930 on 16 January 2018 in respect of a cash placing
•	1,136,873 on 16 January 2018 in settlement of liabilities
•	985,024 on 19 February 2018 in settlement of services provided

25.	Share based payment

Share options dated 1 July 2017 were granted to certain directors. The exercise price is 7.5 pence per share, conditional on the employee completing three years’ service. The options vest in three equal annual tranches, subject to certain performance conditions being met.

Movements in the number of share options outstanding, and their related weighted average exercise prices are as follows:

	2018
	Average exercise price	Options
	£	No.

At 1 July	-	-
Granted	0.075	24,156,114
At 30 June	0.075	24,156,114

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

25.	Share based payment (continued)

No options were exercised or expired during the year. Of the 24,156,114 outstanding options, 8,052,038 had vested and were exercisable at 30 June 2018.

The fair value of options granted during the year, determined using the Black-Scholes valuation model, was £0.009 per option. The significant inputs into the model were share price at the grant date (£0.075), volatility of 22.09%, and expected option life of 6 months following the vesting of each annual tranche, and an annual risk-free interest rate of 0.5%. Volatility was measured at the annualised standard deviation of daily share price movements over one year prior to grant.

The total expense recognised in the income statement for share options during the year was €142,000, included in administrative expenses.

26.	Own Shares

Own shares
Eur’000

Balance at 1 July 2017	(2,336)
Balance at 30 June 2018	(2,336)

Own shares represent the cost of shares in Artilium plc purchased and held by the Artilium plc Employee Benefit Trust to satisfy options and share awards under the Group’s Employee Share Schemes. 3,000,000 Series 2 warrants were purchased by the Trust at a price of 10p per warrant in December 2006. These warrants were then exercised at a price of 75p and converted into ordinary 5p shares by the Trust.

27.	Notes to the cash flow statement

	2018	2017
	Eur’000	Eur’000

Loss from continuing operations before tax	(2,258)	(1,995)
Adjustments for:
Depreciation of property, plant and equipment	182	144
Amortisation of intangible assets	1,752	1,625
Share based payments	707	435
Share option charge	142	-
Finance costs	250	324
Unrealized exchange differences	-	26
Operating cash flows before movements in working capital	775	559
(Increase)/decrease in receivables	(1,146)	1,633
Decrease in inventory	5	47
Increase in payables	428	1,619
Cash generated from/(used in) operations	(713)	3,299
Income taxes paid	(91)	-
Net cash inflow/(outflow) from operating activities	(29)	3,858

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

28.	Contingent liabilities

The Group had no contingent liabilities as at 30 June 2018.

29.	Operating lease arrangements

	2018	2017
	Eur’000	Eur’000

Minimum lease payments under operating leases recognised as an expense for the year Land and buildings	492	342
Motor vehicles	410	404
	902	746

At the reporting date, the Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

Land and buildings	2018	2017
	Eur’000	Eur’000

Within one year	295	247
In the second to fifth years inclusive	251	381
	546	628

Motor vehicles	2018	2017
	Eur’000	Eur’000

Within one year	341	324
In the second to fifth years inclusive	687	675
	1,028	999

Operating lease payments represent rentals payable by the Group for certain of its office properties and motor vehicles. Leases are negotiated for an average term of 3 years and rentals are fixed for an average of 3 years. The Group does not have an option to acquire the leased properties at expiry of the lease term.

30.	Retirement benefit schemes

The Group makes payments to defined contribution retirement benefit schemes for all qualifying employees. As for all defined contribution pension plans, minimum guaranteed rates of return apply on the employee and employer contributions as from 1 January 2004. Since the guarantee is primarily provided for by an insurance company, the pension plan is accounted for as a defined contribution plan.

The total cost charged to income of €146,000 (2017: € 128,000) represents contributions payable to these schemes by the Group at rates specified in the rules of the plans. As at 30 June 2018, all contributions due in respect of the current reporting period had been paid over to the scheme.

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

31.	Events after the balance sheet date

The Group reached agreement with the Pareteum Corporation, a New York Stock Exchange quoted entity, on the terms of a share and cash offer for the entire issued and to be issued share capital of the Group. The acquisition was approved by the shareholders of both parties and was completed by a scheme of arrangement on 28 September 2018. The Directors consider the Pareteum Corporation to be the ultimate controlling party.

32.	Related party transactions

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Company and its subsidiaries and other related parties are disclosed in the Company’s separate financial statements.

33.	Transactions with Directors and key management

Other than those transactions disclosed on page 12, there were no other transactions with Directors and key management.

34.	Financial instruments

Categories of financial instruments

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised in respect of each class of financial asset, financial liability and equity instrument are disclosed in the accounting policies. The book value of the Group’s financial instruments at the year -end is shown below:

		2018	2017
	Notes	Eur’000	Eur’000

Financial assets:
Available-for-sale financial assets		6,848	-
Loans and receivables:
Trade and other receivables	19	3,202	3,185
Cash and cash equivalents		1,457	2,863
		11,507	6,048
Financial liabilities:
Amortised cost:
Trade and other payables	21	4,487	2,893
Bank loans	22	178	105
Other loans		750	2,058
		5,415	5,056

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

34.	Financial instruments (continued)

Financial risk management

The Group has exposure to the risks from its use of financial instruments. These risks include credit risk, liquidity and cash flow risk, interest rate risk and foreign currency risk.

Credit risk

The Group’s credit risk is primarily attributable to its trade receivables. The amounts presented in the Statement of Financial Position are net of allowances for doubtful receivables. An allowance for impairment is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the cash flows.

The Group monitors trade receivables on a regular basis to ensure that appropriate action is taken with slow paying customers. Many of the customers are large multinational companies which limits the extent of the credit risk.

The credit risk on liquid funds is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies.

The Group’s maximum exposure to credit risk, gross of any collateral held, relating to its financial assets is equivalent to their carrying value. All financial assets have a fair value which is equal to their carrying value.

There are no significant credit risks arising from financial assets that are neither past due nor impaired.

Liquidity and cash flow risk

The Group is principally funded by reserves, bank loans and other loans. The Group maintains its cash funds in bank accounts. The Group’s policy is to minimise the risk by placing funds in risk free cash deposits.

The Group closely monitors its access to bank and other credit facilities and available cash in comparison to its outstanding commitments on a regular basis to ensure that it has sufficient funds to meet the obligations of the Group as they fall due. The Board receives regular cash flow forecasts so that management can ensure that its obligations can be satisfied or financing is put in place when required.

As at 30 June 2018, the Group's non-derivative financial liabilities have contractual maturities (including interest payments where applicable) as summarised below:

30 June 2018
	Current		Non-current
	within 6 months	6 to 12 months	1 to 5 years
	Eur'000	Eur'000	Eur'000

Bank loans	89	89	-
Other loans	400	100	250
Trade and other payables	3,617	2,019	2,705
	4,106	2,208	2,955

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

34.	Financial instruments (continued)

This compares to the maturity of the Group’s non-derivative financial liabilities in the previous reporting period as follows:

30 June 2017
	Current		Non-current
	within 6 months	6 to 12 months	1 to 5 years
	Eur'000	Eur'000	Eur'000

Bank loans	75	10	20
Other loans	54	54	1,950
Trade and other payables	3,886	488	3,415
	4,015	552	5,385

Interest rate risk

At 30 June 2018, the Group had bank loans and other borrowings amounting to €928,000 (2017: €2,163,000). The Group’s borrowings are at fixed rates of interest and there is, therefore, no exposure to movements in interest rates.

Any surplus funds are deposited in interest bearing accounts at variable rates and are therefore exposed to movements in interest rates. Funds are deposited on a short term basis and interest rates are monitored by the Directors. The movement in interest rates would have an immaterial impact on the finances of the Group.

Foreign currency risk

The Group’s centre of operations is in Belgium and it is therefore exposed to currency movements of the Euro against the Pound Sterling. This is naturally hedged to some extent by the expenses incurred in Belgium. The Group does not enter into any forward exchange contracts to cover the remaining foreign exchange risk.

Sensitivity analysis

The Group faces currency exposures on the translation of the trading results and the net assets of the British subsidiaries. The year end and average exchange rates used when translating the results for the year from Pound Sterling to Euro are 1.13084 (2017:1.13723) and 1.12827 (2017:1.16290) respectively.

The following table details the sensitivity analysis of the movements of the Pound Sterling to the Euro for the Group’s results.

	2018	2017
	Eur’000	Eur’000

Impact on equity
10% increase in GBP fx rate against Euro	3,765	3,385
10% decrease in GBP fx rate against Euro	(3,765)	(3,385)
Impact on profit or loss
10% increase in GBP fx rate against Euro	(80)	(111)
10% decrease in GBP fx rate against Euro	80	111

Artilium Group Limited – Report and Financial Statements 2018

Artilium Group Limited

Notes to the consolidated financial statements

Year ended 30 June 2018

34	Financial instruments (continued)

Capital management

The Group’s main objective when managing capital is to protect returns to shareholders by ensuring the Group will continue to trade in the foreseeable future. The Group also aims to maximise its capital structure of debt and equity so as to minimise its cost of capital.

The Group manages its capital with regard to the risks inherent in the business and the sector within which it operates by monitoring its gearing ratio on a regular basis.

The Group considers its capital to include share capital, share premium, translation reserve, retained earnings, interest in own shares, capital redemption reserve, share-based payment reserve and net debt as noted below.

Net debt includes short and long-term borrowings (including overdrafts and lease obligations) net of cash and cash equivalents.

35.	Safe harbour

This financial report contains a number of non-GAAP figures, such as adjusted EBITDA and Free cash flow. These non-GAAP figures should not be viewed as a substitute for Artilium’s GAAP figures.

Artilium defines adjusted EBITDA as operating result before interests, taxes, depreciation and impairments of property, plant and equipment and client’s receivables and amortization and impairments of intangible assets.

Artilium defines free cash flow as follows: cash flows from operating activities minus capital expenditure. The notion is used as standard for the health of the company, by showing the ability of the company to generate cash to maintain the operations.

Artilium Group Limited – Report and Financial Statements 2018